As filed with the Securities and Exchange Commission on November 21, 2024

Registration No. 333-134989

Registration No. 333-145499

Registration No. 333-215172

Registration No. 333-236760

Registration No. 333-264414

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-134989

Form S-8 Registration Statement No. 333-145499

Form S-8 Registration Statement No. 333-215172

Form S-8 Registration Statement No. 333-236760
Form S-8 Registration Statement No. 333-264414

UNDER THE SECURITIES ACT OF 1933

HAYNES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1185400
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1020 West Park Avenue
Kokomo, Indiana 46904-9013
(765) 456-6000

(Address of Principal Executive Offices) (Zip Code)

Haynes International, Inc. Stock Option Plan

Haynes International, Inc. 2007 Stock Option Plan

Haynes International, Inc. 2016 Incentive Compensation Plan

Haynes International, Inc. 2020 Incentive Compensation Plan
(Full title of the plans)

Angela M. Kohlheim

Haynes International, Inc.
1020 West Park Avenue

Kokomo, Indiana 46904
(765) 456-6000

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Scott A. Barshay
Kyle T. Seifried

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas

New York, NY 10019

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Haynes International, Inc., a Delaware corporation (the “Registrant”):

•	Registration Statement No. 333-134989, filed with the SEC on June 14, 2006, registering 1,000,000 shares of the common stock, par value $0.001 per share, of the Registrant (the “Common Stock”) reserved for issuance under the Haynes International, Inc. Stock Option Plan;

•	Registration Statement No. 333-145499, filed with the SEC on August 16, 2007, registering 500,000 shares of Common Stock reserved for issuance under the Haynes International, Inc. 2007 Stock Option Plan;

•	Registration Statement No. 333-215172, filed with the SEC on December 19, 2016, registering 700,000 shares of Common Stock reserved for issuance under the Haynes International, Inc. 2016 Incentive Compensation Plan;

•	Registration Statement No. 333-236760, filed with the SEC on February 28, 2020, registering 600,000 shares of Common Stock reserved for issuance under the Haynes International, Inc. 2020 Incentive Compensation Plan (the “Plan”); and

•	Registration Statement No. 333-264414, filed with the SEC on April 21, 2022, registering an additional 325,000 shares of Common Stock reserved for issuance under the Plan.

On November 21, 2024, the Registrant completed the previously announced merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 4, 2024, among North American Stainless, Inc., a Delaware corporation (“Parent”), Warhol Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), the Registrant and, solely for the purpose of certain sections therein, Acerinox S.A. Pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger and the other transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings of Common Stock pursuant to the above-referenced Registration Statements. In accordance with undertakings made by the Registrant in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered under the Registration Statements for issuance that remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all such securities registered under such Registration Statements that remain unsold or otherwise unissued, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

The foregoing summary of the Merger Agreement, the Merger and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kokomo, Indiana on November 21, 2024.

HAYNES INTERNATIONAL, INC.

By:	/s/ Angela M. Kohlheim
	Name:	Angela M. Kohlheim
	Title:	Vice President, General Counsel

No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.